                                                                    EXHIBIT 99.1
(MPSI LOGO)
                                 APRIL 15, 2003


                  MPSI REPORTS 2002 RESULTS, STRATEGIC CHANGES

         (Tulsa, Oklahoma) - MPSI Systems Inc. today reported revenues for the fiscal year ended December 31, 2002 of $12.2 million which resulted in a net loss of $1,889,000 or $0.65 per share. These results compare with revenues of $15.4 million and a net loss of $1,091,000 or $.37 per share for fiscal year ended September 30, 2001 (the last annual fiscal period prior to the Company's change to a calendar fiscal year, initiated October 2001). The Company's fourth quarter ended December 31, 2002 included revenues of $3.4 million and net income of $118,000 or $.04 per share compared with revenues of $4.1 million and a net profit of $62,000 or $.02 per share for the transition quarter ended December 31, 2001.

         According to Ronald G. Harper, MPSI chairman and CEO, despite the financial results for the year, MPSI was able to achieve several key operational objectives in 2002. First, MPSI generated enough cash to finally liquidate its bank debt ($900,000 paid in 2002, $1.1 million paid in 2001). Second, the Japanese business has been revitalized through a combination of lower costs and innovative technologies, including a web-based Location Xpert(R). Third, MPSI introduced a tool / consultative offering useful to clients in North America and Europe for optimizing their retail capital investments and operational strategies, thereby helping them cope with the declining retail margins and increasingly severe competitive pressures. In addition, MPSI has issued a new release of its comprehensive suite of retail petroleum pricing products which continues to entice interest globally, especially from customers in deregulating markets or markets where intense competition is grounded in daily pricing maneuverability.

         However, in spite of these significant advances and improvements, the adverse effects of poor economic circumstances in the retail petroleum sector, particularly in the US and Europe, have far exceeded the depth and duration of historic business fluctuations and have had the effect of continuing the declining MPSI revenue pattern that has affected the last several fiscal years. These two geographies will continue to be under pressure in 2003 as retail margins are expected to remain thin and the effect of the war in Iraq continues to take its toll on the economy. "Many of our traditional petroleum-oriented convenience retailing customers are suffering poor operating margins from retail activities despite mergers aimed at achieving economies of scale," said Harper. "That factor has contributed to a very conservative investment posture relative to retail assets and discretionary outsourcing expenditures for technology services from companies like MPSI. In essence, our performance mirrors very closely that of our customers, and we are implementing equivalent strategies to strengthen our position."

         "There appear to be some winners in this chaotic environment," continued Harper. "While some multi-national petroleum retailers are curtailing investment, smaller regional / national oil companies in the foreign sector and independent retailers in the US are increasing their market share. MPSI's technology "tool box" contains software and data technologies that are scalable from the smaller user to the most sophisticated user. Taking advantage of that existing technology and our global reach, MPSI must broaden its sales scope to target active, aggressive retailers who are successfully growing their market share. MPSI is uniquely positioned vis a vis its competitors to reallocate sales and marketing resources to this effort without significant associated technology development. Over the next several months, we expect to positively benefit from a new sales initiative to a customer segment rich in numbers of potential customers albeit characterized by smaller unit dollars sales transactions."

         "The changes necessary in our sales infrastructure are indicative of some significant shifts in MPSI's business planning. Like our traditional customers, we must change in order to weather the economic challenges before us. Successful change must be coordinated throughout the organization, and in this case must begin at the top in my view," said Harper. Accordingly, Harper has announced that, with the approach of his 65th birthday, he will step down from present CEO duties while remaining Chairman. MPSI has begun a search for a new CEO in order to bring new perspectives, experience and enthusiasm to the organization. "My focus will remain on our customers and our shareholders. As Chairman I shall concentrate on developing new high-level customer relationships both within and outside the petroleum industry. Further, I intend to dedicate a portion of my efforts to evaluating practical applications of new technologies through technology associations such as the Santa Fe Institute."



                                       5


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        Harper believes the envisioned changes will strengthen MPSI immeasurably and provide a solid foundation for growth in stockholder value. As the broad new planning measures take root, including the introduction of a new generation of managers, MPSI has identified cost saving opportunities and has implemented cost reduction measures that will have immediate effect on operational results. These measures, implemented in March 2003 are in line with actions MPSI has undertaken in the past when our target industry was under pressure, are expected to take approximately $1.8 million annually out of MPSI's cost base (approximately $1.3 million over the remaining nine months of this fiscal year) and will supplement targeted revenue growth with the expectation of returning the Company to profitability in 2003.

        MPSI is a global provider of spatial interaction decision support modeling systems (featuring proprietary software and databases), implementation consulting services, and information services. Its products and services are designed to meet the business planning needs of its clients in the area of convenience retailing. The company's common stock trades over the counter on "pink sheets" under the symbol "MPSI".

        Portions of this document may include "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including uncertainties regarding the effectiveness of initiatives to lower expenses and to improve operations. Additional information about issues that could cause such differences may be contained in the Company's filings with the Securities and Exchange Commission.


                                                                FOR THE YEAR ENDED
                                                       DECEMBER 31,           SEPTEMBER 30,
                                                               2002                    2001
                                                       ------------           -------------
Revenues                                               $ 12,201,000           $ 15,411,000
Net Loss                                               $ (1,889,000)          $ (1,091,000)
Loss Per Common Share:
    Basic                                              $       (.65)          $       (.37)
    Diluted                                            $       (.65)          $       (.37)
Average Common Shares Outstanding:
    Basic                                                 2,912,000              2,912,000
    Diluted                                               2,912,000              2,912,000




                                                                FOR THE QUARTER ENDED
                                                       DECEMBER 31,           DECEMBER 31,
                                                               2002                   2001
                                                       ------------           ------------
Revenues                                               $  3,432,000           $  4,091,000
Net Profit                                             $    118,000           $     62,000
Income Per Common Share:
    Basic                                              $        .04           $        .02
    Diluted                                            $        .04           $        .02
Average Common Shares Outstanding:
    Basic                                                 2,912,000              2,912,000
    Diluted                                               2,912,000              2,912,000

CONTACT:  JAMES C. AUTEN
          MPSI SYSTEMS INC.
          (918) 877-5607
          JAUTEN@MPSISYS.COM
          WWW.MPSISYS.COM